                                                                    Exhibit 99.1


(ENCORE WIRE CORPORATION LOGO)


ENCORE WIRE CORPORATION           PRESS RELEASE              APRIL 22, 2004
1410 MILLWOOD ROAD
MCKINNEY, TEXAS 75069                                   CONTACT: FRANK J. BILBAN
972-562-9473                                                VICE PRESIDENT & CFO

                              FOR IMMEDIATE RELEASE


                 ENCORE WIRE SETS NEW SALES AND EARNINGS RECORDS

MCKINNEY, TX - Encore Wire Corporation (NASDAQ/NMS: WIRE) today reported record financial results for the quarter ended March 31, 2004.

Net sales for the first quarter of 2004 increased 137% to $158.9 million compared to $67.2 million during the first quarter of 2003. The $158.9 million in net sales represents a new quarterly record for Encore, eclipsing the previous high of $123.1 million set in the fourth quarter of 2003. Shipment volume, measured in copper pounds sold, increased by 49% over the first quarter of 2003. Higher prices for building wire sold in the first quarter of 2004 accounted for the remainder of the increase in net sales dollars versus the first quarter of 2003. Sales prices for wire rose due to increases in the price of raw copper and favorable market conditions that allowed for increased margins on wire sold. Net income for the first quarter increased to $13.3 million versus a loss of $.5 million in the first quarter of 2003. Fully diluted net income per common share was $.85 in the first quarter of 2004 compared to $.03 of net loss per share in the first quarter of 2003. The net income of $13.3 million and $.85 of earnings per share also set new quarterly records. Net income and fully diluted net income per share in the first quarter of 2004 also improved significantly on a sequential basis, versus the $7.0 million or $.45 per share reported in the fourth quarter of 2003. After reporting its first quarterly loss in eight years of $.03 in the first quarter of 2003, the Company has reported successive profitable quarters of $.17, $.34, $.45 and $.85 per fully diluted share.

Commenting on the quarter ended March 31, 2004, Vincent A. Rego, Company Chairman and CEO remarked, "The results Encore Wire has posted in increased sales and earnings over the last four quarters are very gratifying. We have produced $1.81 of net income per share in the last four quarters. Our sales volume in terms of units and dollars are very strong. Margins are returning to levels last seen in the 1996 to 1998 time frame. Today, however, we are a much larger company in terms of unit volume than we were then. Our industry has historically enjoyed strong margins when raw copper prices increase. Our highest gross margins in 1998 however, occurred when copper averaged $.85 for the quarter, illustrating that the most important factor driving margins is pricing discipline in the wire market. Over the last few quarters we have seen increased pricing discipline in the marketplace from our competitors. Our plants continue to meet strong unit demand at efficient operating cost levels. As always, we search for improvements throughout our operations that will enhance profitability. Due to our strong cash flow, our debt rose only $34.9 million in the quarter, although working capital increased $45.6 million, with the increased dollar investment required in Inventory and Accounts Receivable commensurate with the higher prices of copper and wire. We will continue to ensure our balance sheet remains strong. With our success over the past four quarters, we have received favorable exposure in the financial press both nationally and here in Texas. This success was made possible through the loyalty and devotion of our entire workforce. We thank them, as well as our shareholders, for their continued support."

Encore Wire Corporation manufactures a broad range of electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.



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


                             Encore Wire Corporation
                                  P.O. Box 1149
                               1410 Millwood Road
                              McKinney, Texas 75069
                                 (972) 562-9473
                      Condensed Consolidated Balance Sheet
                                 (In Thousands)
                                   (Unaudited)


                                                  MARCH 31,           DECEMBER 31,
                                                    2004                 2003
                                               ---------------      ---------------
ASSETS

Current Assets
  Cash                                         $           369      $           391
  Receivables, net                                     118,125               81,430
  Inventories                                           80,616               59,344
  Prepaid Expenses and Other                             8,028                5,112
                                               ---------------      ---------------
Total Current Assets                                   207,138              146,277
Property, Plant and Equipment, net                      83,664               78,924
Other Assets                                               111                   98
                                               ---------------      ---------------
Total Assets                                   $       290,913      $       225,299
                                               ===============      ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts Payable                             $        36,293      $        24,430
  Accrued Liabilities and Other                         18,942               15,590
                                               ---------------      ---------------
Total Current Liabilities                               55,235               40,020
Long Term Liabilities
  Note Payable                                          88,343               53,425
  Non-Current Deferred Income Taxes                     10,078               10,078
                                               ---------------      ---------------
Total Long Term Liabilities                             98,421               63,503
Total Liabilities                                      153,656              103,523
Stockholders' Equity
  Common Stock                                             172                  170
  Additional Paid in Capital                            36,308               34,193
  Treasury Stock                                       (15,275)             (15,275)
  Retained Earnings                                    116,052              102,688
                                               ---------------      ---------------
Total Stockholders' Equity                             137,257              121,776
                                               ---------------      ---------------
Total Liabilities and Stockholders' Equity     $       290,913      $       225,299
                                               ===============      ===============



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
                             Encore Wire Corporation
                                  P.O. Box 1149
                               1410 Millwood Road
                              McKinney, Texas 75069
                                 (972) 562-9473
                   Condensed Consolidated Statement of Income
                                 (In Thousands)
                                   (Unaudited)


                                                     QUARTER ENDED MARCH 31,
                                     ----------------------------------------------------------
                                               2004                             2003
                                     -------------------------       --------------------------
Net Sales                            $  158,942          100.0%      $   67,152           100.0%
Cost of Sales                           126,021           79.3%          61,495            91.6%
                                     ----------     ----------       ----------      ----------
Gross Profit                             32,921           20.7%           5,657             8.4%
Selling, General and
  Administrative Expenses                11,218            7.1%           5,953             8.9%
                                     ----------     ----------       ----------      ----------

Operating Income                         21,703           13.7%            (296)          -0.4%

Net Interest & Other Expense                633            0.4%             511             0.8%
                                     ----------     ----------       ----------      ----------

Income before Income Taxes               21,070           13.3%            (807)          -1.2%

Income Taxes                              7,805            4.9%            (290)          -0.4%
                                     ----------     ----------       ----------      ----------

Net Income                           $   13,265            8.3%      $     (517)          -0.8%
                                     ==========     ==========       ==========      ==========

Basic Earnings Per Share             $     0.87                      $    (0.03)
                                     ==========                      ==========

Diluted Earnings Per Share           $     0.85                      $    (0.03)
                                     ==========                      ==========

Weighted Average Number of
  Common and Common
  Equivalent Shares Outstanding:
    -Basic                               15,208                          15,119
                                     ==========                      ==========
    -Diluted                             15,678                          15,119
                                     ==========                      ==========



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